Filed Pursuant to Rule 433
Issuer Free Writing Prospectus Dated: March 7, 2024
Relating to Preliminary Prospectus Dated: February 27, 2024
Registration No. 333-275618

ALTA

# Alta Global Group Limited

## Investor Presentation



Laura Sanko UFC Commentator | Daniel Cormier 2 Division UFC World Champion

altaglobalgroup.com

# Forward Looking Statements

This presentation may include forward-looking statements. Any statements contained herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, other than statements of historical facts, are forward looking statements. The forward-looking statements included herein include or may include, but are not limited to, statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases, or expressions such as “achieve,” “forecast,” “plan,” “propose,” “strategy,” “envision,” “hope,” “will,” “continue,” “potential,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “predict,” “intend,” “should,” “could,” “may,” “might,” or similar words, terms, phrases, or expressions or the negative of any of these terms. Any statements in this presentation that are not based upon historical fact are forward-looking statements and represent our best judgment as to what may occur in the future. Forward-looking statements involve a number of known and unknown risks and uncertainties, including, but not limited to, those discussed in the “Risk Factors” section contained in our Registration Statement on Form F-1 as filed with the SEC. Given the risks and uncertainties, readers should not place undue reliance on any forward-looking statement and should recognize that the statements are predictions of future results which may not occur as anticipated. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should carefully read the factors described in the “Risk Factors” section of the Registration Statement to better understand the risks and uncertainties inherent in our business and industry, and underlying any forward-looking statements. Except where required by law, the Company assumes no obligation to update, withdraw or revise any forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

# Free Writing Prospectus

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Alta Global Group Limited (“we”, “us”, “our” or the “Company”) has filed a registration statement (file No.333-275618) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) including a preliminary prospectus dated February 27, 2024 for the offering to which this presentation relates. The Registration Statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the preliminary prospectus if you contact ThinkEquity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@think-equity.com.

We obtained the industry, market and competitive position data in this presentation from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

# Initial Public Offering Summary

| | |
|---|---|
| Issuer | Alta Global Group Limited |
| Proposed Listing / Symbol | NYSE American: MMA |
| Expected Offering Size | US$6,500,000 |
| Expected Price Range | US$4.00 - $6.00 per share |
| Securities Offered | 1,300,000 |
| Over-Allotment Option | 15% (195,000 ordinary shares) |
| Proposed Use of Proceeds | • Ongoing technology and product development<br>• Growth initiatives, including sales and marketing<br>• Redeem an outstanding convertible note facility<br>• General working capital and corporate purposes |
| Sole Book-Runner | ThinkEquity |


ALTA
TRAINALTA.COM
COACH
ALTA

# Round 1: Establishing Distance

“When a fighter feels out their opponent in the early stages of the bout”

# Our Thesis

The most valuable company in the MMA vertical will be the one that converts **640 million fans** to participants.

**We believe ALTA will be this company**


ALTA

# The sector is significant and growing fast, so Alta only need capture a small part of the market to build a very valuable company

**+640M** GLOBAL FANS OF UFC
*per YouGov 2023

**+11.8M** TRAINING MARTIAL ARTS AND COMBAT SPORTS IN THE US
*per SFIA Boxing & Martial Arts 2023

**$12.6BN** ESTIMATED REVENUE FROM MARTIAL ARTS AND COMBAT SPORTS ACADEMIES IN THE US
*per IBIS Sept 2023

**+45,000** MARTIAL ARTS AND MMA GYMS IN THE US
*per IBIS Sept 2023

**+67,000** ESTIMATED MARTIAL ARTS GYMS IN THE US BY 2025
*per IBIS 2020



SPORF
MMA IS THE FASTEST GROWING SPORT FINANCIALLY IN THE LAST FIVE YEARS
by Ryan Smart January 24, 2022
Bloomberg
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Pursuits | Sports
Pro MMA League Looks to Sovereign Funds for New Investments
PFL chairman says foreign investments would be good for sport
League recently lured champion Ngannou away from UFC
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ONE
Prime Video Announces New Multi-Year Agreement With ONE Championship For Exclusive Live Coverage Of Martial Arts Events In The US And Canada
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SBNATION
UFC generated 'record revenues' in 2022 including 'the best sponsorship year ever'
By Damon Martin on February 28, 2023 7:09 pm
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HOME > TV > NEWS
Sep 12, 2023 1:03pm PT
Shares of TKO, New Parent Company of WWE and UFC, Climb 2.4% in Stock Market Debut
By Todd Spangler
FRONT OFFICE SPORTS
ONE Championship Raises $150M at $1B Valuation
Group ONE Holdings, the parent company of major martial arts platform ONE Championship, has raised $150 million in a funding round.
It reportedly plans to use the money to continue expanding the league outside of Asia.
BY AMANDA CHRISTOVICH
JANUARY 04, 2022 | 05:36 PM
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Saudi Arabia's sports investments spurs explosive growth for MMA in Middle East

# We have a simple business model that is CapEx light and highly scalable

## Community



Fans
Participants
Platform
Operators
Coaches

- Subscription Memberships
- Payment Processing
- Gym & Coach Profiles
- Data

## At Home



- Exclusive Masterclasses
- Seminars & Events
- Community Interaction

## In Gym



- Warrior Training Program
- UFC Fight Fit Program
- In Gym Training Pass

ALTA

# That solves the key challenges for all sector stakeholders

## Fans

- I want skin in the game!
- Monetize my fan knowledge
- On-demand interactions with my idols


UFC
Platform
COMBAT SPORTS
ATHLETE

## Participants

- Right community for me?
- What goals do I want to achieve?
- Who do I trust to guide my journey?

## Gym Operators

- How do I earn more?
- Severely time poor
- Member retention

## Coaches

- How do I earn more?
- How can I get more exposure?
- How can I monetize my skills?

# We have built iconic partnerships with the most exciting and respected identities in MMA who amplify our brand and drive platform adoption





## Brand Ambassadors

We have secured high profile brand ambassadors and investors with **60M+ social media followers** to generate even more hype and reach





## Authentic Brand Amplification

**John Kavanagh** | Coach of Conor McGregor **Daniel Cormier** | Two division UFC Champion **Laura Sanko** | Fighter and ESPN MMA Broadcaster **Eugene Bareman** | Coach of Israel Adesanya & Alexander Volkanovski

ALTA

# And we leverage our talent and ambassadors to create viral moments that generate massive organic reach at no / low cost



## Social Media Stream

Our Brand Ambassador **Laura Sanko** exclusively interviews **John Kavanagh** post UFC 264 on Alta's Instagram Live Stream following the shock ending to **Conor McGregor's** fight

## Direct Viewers

Immediately **7,000+ Live Viewers** see the stream and share this with their friends and contacts Subsequently, the archived stream attracts **over 600,000+ views**

## Network Amplification

People and organizations associated with our ambassadors pick up and share the story 2,600+ **reshares via ESPN, BT Sport, Joe Rogan, Ariel Helwani**, MMAJunkie and others

## Outcome

Message **viewed by 15 million+** potential participants



## Social Media Post

Our Brand Ambassador – **Daniel Cormier** did an Instagram story from his gym, highlighting the Alta participant journey

## Direct Engagement

Daniel Cormier's **3.5 million** followers see the story and share with their friends and contacts


dc_mma
2,043
Posts
2.9 M
Followers
901
Following
Daniel "DC" Cormier

## Network Amplification

**Khabib Nurmagomedov** follows Daniel and shares the story with his **34 million** followers


khabib_nurmagomedov
4,285
Posts
30.5 M
Followers
463
Following
Khabib Nurmagomedov

## Outcome

Message **viewed by 35 million+** potential participants

ALTA

# Our product suite enables participation to occur on a spectrum, with gym & coach subscriptions to be added mid 2024



COACH

## Alta Programs / UFC Fit Programs

- US$250-550/mth
- 10-20 week immersive training programs designed by top coaches

**Revenue Model - revenue share with gym partners**



## In-Gym Training & Coaching

- US$100-125/mth Ability to train off basic gym timetable
- Bundled with community membership

**Revenue Model - revenue share with gym partners**



KINGS MMA

## Academy & Community Online Member

- US$6-$25/mth Exclusive masterclass content
- News feeds and community generated content

**Revenue Model - 100% to Alta**

**In all cases, customers become an Alta Member. We collect 100% of the payments from our members, then pay our gym and coaching partners to deliver in-gym training and Alta Programs**

# Our platform has a simple user journey to attract, engage, monetize and retain


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Alta
@alta • 12 days ago
Ben "10" Nguyen, former UFC Flyweight fighter and Mixed Martial Artist, will be hosting an exclusive Striking for MMA seminar to Alta Online Premium Members in Sydney on Saturday the 17th of February. This event will run at SBG Australia in Leichhardt from 2:00pm to 4:00pm.
To attend you need to be an Alta Online Premium Member. If you have already filled in this form you should receive a confirmation email of your place. If you are an Online Basic Member you will need to upgrade your account here. Stay tuned for more info or reach out with any questions
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Try a Local Gym
At Alta we believe in matching you with a Martial Arts & Combat Sports gym that will not only help you achieve your goals, but will be a fun, supportive and friendly environment so you get the most our of our training.
Complete the form below and our team will reach out to match you with one of our Gym Community.
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Membership downgrades will take effect next billing cycle. Upgrades will be immediate.
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Upgrades:
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You'll gain access to:
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## Login
On any device

## Engage
Global Community Wall

## Discover
Local gym community & coach discovery

## Personalize
Which local gym community & coach is best for me?

## Monetize
What are my membership options?

## Retain
What are my subscription options?

# And we will continue to innovate to provide our members with attractive products and experiences



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Utilizing web experiences, native applications, dashboards and wearables, ALTAs end-to-end ecosystem will digitally enable and engage Fans, Participants, Coaches and Gyms

# Why gym operators and coaches partner with Alta

## Online & In-Gym Training

Gyms and coaches partner with Alta to access to our proprietary programs and exclusive online content.

## Trusted Partner

Alta is a trusted partner to some of the highest profile coaches and martial arts academies globally.

## New Revenue

We generate millions of dollars of new revenue for the martial arts community through our proprietary products and training experiences.

## Payments & Utilities

Gyms and coaches utilize our platform to support the ongoing management of their gym including payments, timetable management and membership administration.

## Not a Franchise

We partner with existing gyms and coaches, leveraging their expertise and facilities to attract and service new Alta members.



"I'm so excited to see ALTA really start to takeoff here in the United States. Partnering with UFCFit & UFCGym means that many more people will experience the transformative power of MMA training!"

- **Laura Sanko** UFC Commentator and ALTA Ambassador

# The growth and success of our platform is perfectly aligned to delivering utility to the gym owner and coach


More Gyms
More Coaches
More Talent
More Participants

**Importantly, growing sector participation benefits all stakeholders through increased revenues and more customers**

# Our US expansion strategy is refined from our key learnings to date

## Playbook Learnings

Implement learnings from the US, AUS, NZ, UK & IRE growth to date.

## Data Driven Approach

Prioritize cities with > 1m population and have a concentration of martial arts academies.

## Establish Key Partnerships

Through data and key relationships, bring on influential gyms and coaches in each new region to build scarcity.

## Revenue Generation

Launch Alta Programs with key partners as the “trojan horse” in each new region to activate the marketing and content flywheel.

**Proceeds from the IPO will be used to accelerate gym activations, increase B2B headcount and marketing activities to generate revenue across our active gym partner footprint**

# We also have a global Leadership Team with deep sector and capital markets expertise to execute on our plan



**Nick Langton**
**Founder & CEO**

25+ years experience in capital markets, wealth advisory and technology startups as a founder, CEO, private capital investor and non executive director. BEc, GradDip Fin


COACH

**John Kavanagh**
**Co-Founder**

Acclaimed as one of the world's greatest martial arts coaches, Founder of SBG Ireland, Head Coach to superstar Conor McGregor and World MMA Coach of the Year 2017. BEng



**James Fleet**
**Co-Founder & Chief Technology Officer**

20+ years experience as a technology executive, CEO and cofounder. Built and led Australia's largest consumer appliances marketplace and insurance comparison platform.



**Neale Java**
**Chief Financial Officer**

15+ years experience in capital markets, finance and strategy, and scaling and building technology companies with rapidly evolving strategies. BEng, MFin, MBA, GAICD.



**Jonathan Hart**
**Alta Director & Company Secretary**

20+ years experience in corporate advisory and corporate law specializing in growth, debt and equity financing, across a broad range of industry sectors. Cross border experience. LLB, BCom



**Rich Chou**
**Vice President, North America**

20+ years experience in combat sports, including executive roles at Bellator, Strikeforce and Elite XC. One of the most admired and influential identities in MMA. BBus



**Tanya Langton**
**Head of Operations**

25 years experience in capital markets and asset management as an analyst and portfolio manager. A business founder and experienced operations executive. BSc, GradDip Fin



**Peter Jarmain**
**Chief Marketing Officer**

28+ years experience in sports marketing, Peter led marketing at the National Rugby League, Fox Sports and Football Federation of Australia. Peter's other sports marketing experience includes F1, Olympic Games, AFL and V8 Supercars.

## Independent Board Members and Advisors



**Vaughn Taylor**
**Alta Chairman**

Global Investment Professional, board member of a number of leading global growth companies, ex-CIO of AMB Capital Partners.



**Hugh Williams**
**Alta Director**

Independent Director and Managing Director at Pitt Street Capital, formerly Goldman Sachs and Citigroup Global Markets.



**Todd Ruppert**
**Advisory Board**

Global Investment Professional, ex CEO and President of T Rowe Price Global Investment Services, ex Venture Partner of Greenspring Associates.



**Andy Stewart**
**Advisory Board**

Global Investment Professional, Industry Partner of Motive Partners, ex Co- CEO Blackrock Alternative Investments, ex Head of Alternatives Credit Suisse.

## Round 2: Forward Pressure

"The moment the more aggressive combatant starts taking control of the fight"

# We have amassed a substantial user base with strong digital engagement

**15M** MONTHLY VIEWS

**5M** SOCIAL MEDIA FOLLOWERS

**530K** USER PROFILES

**TOP3** RANKED FOR MMA IN GLOBAL SEARCH

**450K** MONTHLY USER ENGAGEMENTS

**10,000** PUBLISHED ATHLETE PROFILES

**2,700** PUBLISHED GYM PROFILES



UK / Ireland & Europe
Active Territory
USA & Canada
Active Territory
Continental Europe
Regional Partner Identified
Middle East & Asia
Regional Partner Identified
Mexico
Regional Partner Identified
Australia & NZ
Active Territory

(i) As at November 2023 (actuals) across TrainAlta.com, MixedMartialArts.com and Steppen.

# Over the last 8 months, we have significantly expanded our Platform through product innovation, footprint growth and strategic M&A

**July 2023**

- Launched Alta Academy for Online Training
- Launch of Community Memberships
- Launch of Modular Memberships for Participants & Gyms
- Launch of Gym Channels on Community Platform
- Enterprise UFC Fit MMA Program Pilot Finale
- Acquired assets of Mixed Martial Arts LLC, an independent MMA Media Company
- Acquired assets of Steppen Pty Ltd, a fitness technology company
- International Gym Footprint expands with first gym profiles claimed in United Arab Emirates & Japan
- Ticketing services for live Alta Community events and seminars

**February 2024**

# We have aggressively grown our Published and Active Gym footprint

Our focus in the next 12 months is to further **accelerate footprint growth** simultaneous with increasing Active Gyms servicing Alta Members



3,376
2,186
149
July 2023
3,844
2,557
221
September 2023
4,191
2,829
379
November 2023
4,427
3,020
544
January 2024
Database
Published
Active



Active Gym Footprint by Region
North America
Aus / NZ
Europe
Middle East

# We have built a significant database of athlete profiles, content creators and tutorial libraries

| 5,645+ | 9,870+ | 3,500+ |
|---|---|---|
| Potential content creators profiles | Professional and amateur fighter profiles | Tutorial videos |

(i) As at November 2023 (actuals) across TrainAlta.com, MixedMartialArts.com and Steppen.

# In late 2023, we completed two transformational acquisitions and we will target other strategic M&A opportunities in 2024 and beyond

## Mixedmartialarts.com (October 2023)

- An influential player in MMA digital media, offering a novel platform for fans, practitioners and enthusiasts of the sport. Owner of www.mixedmartialarts.com and www.mma.tv.
- Over 260,000 forum accounts, more than 350,000 monthly sessions and over 5 million followers across Facebook.
- With focused investment in technology and user engagement, there is considerable potential to revitalize and grow the platform's user base and revenue streams.

## Steppen (September 2023)

- Steppen is a dynamic fitness app designed to inspire, guide, and support users on their fitness journey.
- Over 395,000 downloads, predominantly in the US and a database of over 270,000 users.
- We plan to continue Steppen App's operations and integrate key aspects of its proprietary technology, while optimizing content and services for users to accelerate monetization.

# We have proven our Warrior Training Programs deliver strong actual "per program" unit economics across hundreds of programs globally

**24** x **$1,004**

Average participants per program

Average gross revenue per participant

**US$24k Gross Revenue per program**

**US$10k Net Revenue per program**

**As at January 2024, we have over 500 Active Gyms globally that have signed T&C's to run Alta programs.**

(i) Economics stated above are based on average actual operating data for the last 3 fiscal years to 30 June 2023, with 120 programs and 2,914 participants
(ii) above are on a USD basis, applying a conversion rate of 1.49 USD/AUD.

# Building on our proven unit economics, we have launched new membership tiers to extract higher revenues per Active Gym

| 2 | 15 | 30 | 60 |
|---|---|---|---|
| Alta Programs p.a. per Active Gym | Alta Members Training in each Active Gym p.a.* | Alta Members signed up to the Alta Academy* | Alta Members signed up to the Alta Community* |
| $48k p.a. gross revenue (1) | $27k p.a. gross revenue (2) | $9k p.a. gross revenue (3) | $4k p.a. gross revenue (4) |
| 41% Margin | 15-20% Margin | 70-80% Margin | 80-90% Margin |

## US$ 88,000 p.a

Gross Revenue Potential per Active Gym

**As at January 2024, we have over 500 Active Gyms globally that have signed T&C's to run Alta programs.**

Notes - *New membership tier launched in October 2023 (1) assumes Each Active Gym runs 2 Alta Programs p.a. based on historical per-program unit economics, (2) assumes each Active Gym has 15 Alta Members training at US$150 / mth / member, (3) Assumes each Active Gym has 30 Members signed up to the Alta Academy at US$25 / mth / member, (4) assumes each Active Gym has 60 Members on the Alta Community at US$6 / mth / member.

# Round 3: Finish the Fight

“Don’t leave it in the hands of the judges”

# Over the next 12 months we will focus on the following growth initiatives

- Monetize Embedded Revenue in Existing Gym Footprint
- Increase Active Gym Footprint
- Regional Expansion
- Expand Content Library and Channels
- New Product Releases

# Historical Financial Summary

- Cashflow from operations was (US$3.74m) and (US$5.85m) in FY23 and FY22 respectively. [1]
- There were significant non-cash and one-off expenses of US$9.9 million and US$0.9 million in FY23 and FY22 respectively (refer below).
- Our platform is built, with IPO proceeds to fund footprint growth and extracting embedded revenue from within our Active Gym footprint.

| Financial Summary (USD) [1] | 2023 | 2022 |
|---|---|---|
| Total Revenue | 1,034,427 | 682,647 |
| Total Expenses | (14,898,562) | (8,807,516) |
| Net Loss before Income Tax as per Financial Statements | (13,864,135) | (8,124,870) |

| Significant Non-Cash Expenses [2] | 2023 | 2022 |
|---|---|---|
| Share Based Payments | 1,592,140 | 1,122,491 |
| Depreciation and amortization | 242,330 | 189,128 |
| Convertible notes issued in lieu of payments for service | 420,300 | - |
| Capitalized Interest relating to convertible notes | 3,010,595 | 1,590,372 |
| Fair value movement in derivative liability relating to convertible notes | 4,624,688 | (1,996,535) |
| **Total** | **9,890,053** | **905,456** |

(1) The income Statement for 2023 has been converted into U.S. Dollars at an average rate of 0.6731 AUD/USD for the year ended June 30, 2023, as quoted by the Federal Reserve Bank of New York. The income Statement for 2022 has been converted into U.S. Dollars at an average rate of 0.7256 AUD/USD for the year ended June 30, 2022. as quoted by the Federal Reserve Bank of New York.
(2) Refer to Note 18 of the Consolidated Financial Statements in the prospectus.

# Balance Sheet Pro Forma

As of June 30, 2023

| Consolidated Balance Sheet Data (USD) [1] | Actual | Pro Forma As Adjusted [2] |
|---|---|---|
| Cash and cash equivalents | 2,430,735 | 7,340,305 |
| Total current assets | 4,005,862 | 8,915,431 |
| **Total assets** | **4,747,010** | **9,970,889** |
| Total current liabilities | 18,394,316 | 1,764,319 |
| **Total liabilities** | **25,186,683** | **2,454,229** |
| **Total equity** | **(20,439,673)** | **7,516,661** |

(1) The Balance Sheet has been converted into U.S. dollars at freely floating rate of 0.6565 AUD/USD as quoted by the Federal Reserve Bank of New York on December 12, 2023.
(2) On a Pro Forma As Adjusted basis after giving effect to (i) the conversion of outstanding convertible notes into 4,590,060 Ordinary Shares on December 31, 2023 and upon completion of this offering, and (ii) the sale of 1,300,000 Ordinary Shares by us in this offering. Both assuming an offering price of US$5.00 per Ordinary Share, the midpoint of the price range set forth on the cover page of the offering prospectus.

# Pre-IPO Cap Table

| | |
|---|---|
| Ordinary Shares Pre-IPO [1 2] | 8,923,079 |
| Options (WAEP: US$2.77) [3] | 1,522,648 |
| RSU's [4] | 630,729 |
| **Fully Diluted Shares Outstanding** | **11,076,456** |

(1) Directors and officers locked up for twelve (12) months and other shareholders locked up for six (6) months from the date of this initial public offering.
(2) The number of Ordinary Shares that will be outstanding prior to the initial public offering is 8,923,079 Ordinary Shares, after giving effect to the conversion of outstanding convertible notes into 4,590,060 Ordinary Shares on December 31, 2023 and upon completion of this offering (assuming an offering price of US$5.00 per Ordinary Share, the midpoint of the price range set forth on the cover page of the offering prospectus).
(3) WAEP of Options on Issue assumes (i) an offering price of US$5.00 per Ordinary Share, the midpoint of the price range set forth on the cover page of the offering prospectus and (ii) a freely floating rate of 0.6565 AUD/USD as quoted by the Federal Reserve Bank of New York on December 12, 2023. Vesting conditions and terms of options are detailed in the offering prospectus.
(4) RSU's issued to directors and officers, management and ambassadors under the EIP, conditional on completion of the initial public offering. 50% vesting in October 2025 and 50% October 2026.

# We Believe Alta is the next Category Killer!

## Sector Tailwinds

Multi-billion-dollar revenue opportunity in the fast growing MMA market.

## Partnerships

Existing partnerships with reputable coaches and gym owners, including UFC Gym.

## Team and Investors

Best in Class team, high-profile investors and ambassadors with deep sector trust and credibility to execute strategic plan.

## Mergers and Acquisitions

Disciplined and strategic M&A will compliment Organic Growth and the build out of the ecosystem.

## Highly Scalable Platform

Our platform is cap-ex light and genuinely solves for our customers pain points.

## First Mover & Proven Unit Economics

Proven Unit Economics plus substantial embedded revenue opportunities across our existing footprint.


ALTA
ALTA
ALTA